Exhibit 2.2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of December 26, 2001, and effective as of the Effective Time (as defined below) by and between Newkirk Stock LLC ("Assignor"), a Delaware limited liability company, The Newkirk Master Limited Partnership ("Assignee"), a Delaware limited partnership, Newkirk NL Holdings LLC ("Newkirk NL"), a Delaware limited liability company, and VNK Corp. ("VNK"), a Delaware corporation.

                                    RECITALS

      WHEREAS, Assignor is the sole member of Newkirk GP LLC ("Newkirk GP") and owns a limited liability company interest in Newkirk Capital LLC representing 50.01% of the limited liability company interests of Newkirk Capital LLC ("Newkirk Capital" and, together with Newkirk GP, the "Companies"), each of which is a Delaware limited liability company; and

      WHEREAS, Assignor desires to transfer and assign Assignor's limited liability company interests in each of Newkirk GP (the "Newkirk GP Interest") and Newkirk Capital (the "Newkirk Capital Interest" and, collectively with the Newkirk GP Interest, the "Interests") to Assignee and Assignee desires to accept such assignment and assume the obligations of Assignor with respect to the Interests, in each case, effective concurrently with the effective time (the "Effective Time") of the "Mergers" described in the Agreement and Plan of Merger, dated as of December 6, 2001, among Assignee, the Merger Partnerships and the Merger Subs (as each such term is defined therein); and

      WHEREAS, in consideration of the assignment and transfer of the Interests, Assignee will issue units of limited partner interest in Assignee ("MLP Units") to Newkirk NL and VNK, beneficial owners of Assignor, as directed by Assignor.

      NOW THEREFORE, INTENDING TO BE LEGALLY BOUND and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions set forth below, the parties agree as follows:

                                    AGREEMENT

      1. Assignment of Interests. Assignor hereby sells, assigns and transfers to Assignee all of Assignor's right, title, and interest in and to the Interests, as well as all of Assignor's rights under the respective limited liability company agreements of the Companies, as amended from time to time (the "LLC Agreements"), such sale, assignment and transfer to be effective as of the Effective Time, notwithstanding any provision of the LLC Agreements.

      2. Assumption of Interests. Notwithstanding any provision of the LLC Agreements, effective as of the Effective Time, Assignee hereby (i) accepts the foregoing sale and assignment, and (ii) agrees that it is bound by, and assumes all of Assignor's obligations to be performed after the Effective Time with respect to the Interests under, the respective LLC Agreements.

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      3. Consideration.

      Newkirk GP Interest. In consideration of the sale, assignment and transfer of the Newkirk GP Interest, Assignee shall, at the Effective Time, issue an aggregate of 526 MLP Units, 368 of which MLP Units shall be issued to Newkirk NL and 158 of which MLP Units shall be issued to VNK.

      Newkirk Capital Interest. In consideration of the sale, assignment and transfer of the Newkirk Capital Interest, Assignee shall, at the Effective Time, issue an aggregate of 319,318 MLP Units, 271,308 of which MLP Units shall be issued to Newkirk NL and 48,010 of which MLP Units shall be issued to VNK.

      4. Partnership Agreement. By executing this Agreement, Newkirk NL and VNK shall each be deemed to have executed, as of the Effective Time, a counterpart to the Agreement of Limited Partnership, dated as of October 23, 2001, of Assignee (the "MLP Agreement") and to have agreed to be bound by all the terms and conditions of the MLP Agreement from and after the Effective Time, as such terms and conditions relate to MLP Units and holders thereof.

      5. Admission; Resignation; Continuation. Notwithstanding any provision of the LLC Agreements, the parties hereto agree that, effective as of the Effective Time, (i) Assignee is admitted to each of the Companies as a substitute member of each Company, (ii) Assignor ceases to be a member of, and ceases to have or exercise any right or power as a member of, each of the Companies, (iii) Assignee is continuing each of the Companies without dissolution, and (iv) each of the LLC Agreements is hereby amended to reflect the foregoing, and all references in each LLC Agreement to Assignor are hereby amended to refer to Assignee, or as applicable, Assignor hereby consents to such amendments.

      6. Further Cooperation. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions and amendments in respect of this Agreement and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

      7. Amendment. This Agreement may be amended only by a written instrument that shall have been signed by the parties hereto.

      8. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles of such State.

      9. Binding. This Agreement shall become binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      10. Counterparts. This Agreement may be executed in any number of facsimile counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  NEWKIRK STOCK LLC

                                  By: Newkirk Manager Corp., its Manager

                                  By: /s/ Peter Braverman
                                      ------------------------------------------
                                      Peter Braverman
                                      Executive Vice President


                                  THE NEWKIRK MASTER LIMITED PARTNERSHIP

                                  By: MLP GP LLC, its general partner

                                  By: Newkirk MLP Corp., its manager

                                  By: /s/ Peter Braverman
                                      ------------------------------------------
                                      Name:  Peter Braverman
                                      Title: Executive Vice President


                                  NEWKIRK NL HOLDINGS LLC

                                  By: Newkirk Manager (NV) Corp., its manager

                                  By: /s/ Peter Braverman
                                      ------------------------------------------
                                      Name:  Peter Braverman
                                      Title: Executive Vice President

                                  VNK CORP.

                                  By: /s/ Joseph Macnow
                                      ------------------------------------------
                                      Name:  Joseph Macnow
                                      Title: Executive Vice President - Finance
                                             and Administration, Chief Financial
                                             Officer

ACKNOWLEDGED AND AGREED:

NEWKIRK MANAGER CORP.

By: /s/ Peter Braverman
    -------------------------------
    Name:  Peter Braverman
    Title: Executive Vice President


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